Exhibit 99.1

Lifeway Foods® Announces Strong Fourth Quarter and Record-Breaking Full Year 2025

Results Led by the Company’s Flagship Kefir

Company achieves full year 2025 net sales of $212.5 million; up 19% year-over-year on a comparable basis

Record-breaking year marks six years of uninterrupted, volume-led annual net sales growth

Annual gross margin expansion of 140 basis points and net income growth of 54% reflect the Company’s disciplined operational execution

Morton Grove, IL — March 17, 2026 — Lifeway Foods, Inc. (Nasdaq: LWAY) (“Lifeway” or “the Company”), the leading U.S. supplier of kefir and fermented probiotic foods, today announced financial results for the fourth quarter and full year ended December 31, 2025.

“2025 was a truly remarkable year for Lifeway, marked by exceptional growth and operational excellence," said Julie Smolyansky, President and Chief Executive Officer of Lifeway Foods. "We achieved record-breaking full year net sales of $212.5 million, up 13.7% year-over-year, with a 19% increase on a comparable basis, representing our sixth consecutive year of strong volume-led growth. This outstanding performance was capped off by a very strong fourth quarter, with net sales of $55.4 million, up 18.0% year-over-year, and gross margin expansion of 250 basis points. Our disciplined execution drove significant gross margin expansion of 140 basis points for the full year and net income growth of 54%, demonstrating the strength and scalability of our business model.

Ms. Smolyansky continued, “Our marketing investments are paying off exceptionally well, as consumers continue to embrace our flagship Lifeway Kefir and high-protein Lifeway Farmer Cheese, while also responding enthusiastically to our on-trend innovation announcements for Muscle Mates™ and Lifeway Kefir Butter™. We are particularly excited about the recent validation from the U.S. government, which specifically named kefir in the new dietary guidelines and emphasized the importance of fermented foods and gut health. Lifeway's products are completely aligned with these guidelines, positioning us perfectly to capitalize on the growing consumer focus on protein-rich, probiotic and bioavailable foods. As awareness of GLP-1 medications and their impact on nutrition continues to surge, Lifeway stands uniquely positioned to serve both active GLP-1 users seeking nutrient-dense, gut-friendly foods and consumers looking for products that naturally stimulate GLP-1 hormone production. We are thrilled about the year ahead in 2026 and confident in our ability to deliver another phenomenal performance as we continue to meet the evolving needs of health-conscious consumers.”

Fourth Quarter 2025 Highlights

•	Net Sales: $55.4 million, up 18.0% year-over-year.
•	Gross Profit Margin: 27.8%, up 250 basis points from 25.3% last year.
•	Selling, general and administrative expenses were $11.5 million, up slightly from last year, reflecting continued investment in marketing and brand awareness.
•	Net Income: $2.5 million, or $0.17 per basic and $0.16 per diluted common share, compared to a net loss of $0.2 million, or net loss of $0.01 per basic and diluted common share in the prior year.

Full Year 2025 Highlights

•	Net Sales: $212.5 million, highest in Company history, up 13.7% year-over-year and approximately 19% on a comparable basis, adjusted for a customer relationship the Company strategically exited in the third quarter of 2024, and a distributor shifting from Lifeway delivered to customer pick-up in late 2024, resulting in lower net sales and lower freight expense.
•	Gross Profit Margin: 27.4%, up 140 basis points from 26.0% last year.
•	Selling, general and administrative expenses as a percentage of net sales were 19.6%, up slightly from last year, reflecting continued investment in marketing and brand awareness.
•	Net Income: $13.9 million, or $0.91 per basic and $0.89 per diluted common share, compared to $9.0 million, or $0.61 per basic and $0.60 per diluted common share in the prior year.

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Expanding Kefir Visibility

Lifeway recently announced social campaigns and partnerships with highly recognized names to spotlight Lifeway Kefir in front of a nationwide audience.

•	The Company launched a social-first campaign with Chicago football stars Colston Loveland and D’Andre Swift designed to highlight the market-leading, protein-forward and probiotic-packed Lifeway drinkable kefir.
•	The Company partnered with Barry’s to launch the Lifeway Power Play shake at Barry’s Fuel Bar locations nationwide, which features Organic Plain Whole Milk Kefir and delivers a protein- and probiotic-packed boost to energize workouts and support recovery.

On-Trend Innovation

Lifeway continues to innovate and meet evolving consumer taste, expanding its product portfolio in adjacent product categories to its flagship kefir and Farmer Cheese. The Company recently announced Lifeway Kefir Butter, a probiotic, cultured butter pairing flavor with functional nutrition and available in Unsalted, Sea Salt and Honey Butter varieties. The butter category is experiencing renewed momentum, and Lifeway brings decades of experience in cultured dairy and butter production positioning the Company well to capitalize on the trend.

Outlook

The Company reiterated its long-term target of $45–$50 million in Adjusted EBITDA1 for FY 2027 and is well positioned to deliver the strongest annual sales in Company history in FY 2026.

“Our momentum continues to build as we drive sustainable, profitable growth across the business,” Smolyansky concluded. “We have laid a foundation for durable, long-term value creation, and the investments we are making today in capacity, marketing and innovation position us exceptionally well to capitalize on the tremendous opportunities ahead.”

1.	Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is defined as Operating Income, as reported, plus Depreciation and Amortization, plus Stock-Based Compensation.

Conference Call and Webcast

A webcast with Lifeway’s President and Chief Executive Officer discussing these results with additional comments and details is available through the “Investor Relations” section of the Company’s website at https://lifewaykefir.com/webinars-reports/.

About Lifeway Foods, Inc.

Lifeway Foods, Inc., which has been recognized as one of America's Growth Leaders by TIME, as Dairy Foods' Processor of the Year 2025, one of Forbes' Best Small Companies and named to Inc.'s 2025 Best in Business list in the Best Challenger Brands category, is America's leading supplier of the probiotic, fermented beverage known as kefir. In addition to its line of drinkable kefir, the Company also produces a variety of cheeses and a ProBugs® line for kids. Lifeway's tart and tangy fermented dairy products are now sold across the United States, Mexico, Ireland, South Africa, United Arab Emirates, and France. Learn how Lifeway is good for more than just you at lifewayfoods.com.

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Forward-Looking Statements

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, unaudited estimated net sales. These statements use words, and variations of words, such as "anticipate," "plan," "project," "estimate," "potential," "forecast," "will," "continue," "future," "increase," "believe," "outlook," "expect," and "predict." You are cautioned not to rely on these forward-looking statements. These forward-looking statements are made as of the date of this press release, are based on current expectations of future events and thus are inherently subject to a number of risks and uncertainties, many of which involve factors or circumstances beyond Lifeway's control. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from Lifeway's expectations and projections. These risks, uncertainties, and other factors include: price competition; the decisions of customers or consumers; the actions of competitors; changes in the pricing of commodities; the effects of government regulation; possible delays in the introduction of new products; and customer acceptance of products and services. A further list and description of these risks, uncertainties, and other factors can be found in Lifeway's Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and the Lifeway's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2025, June 30, 2025, and September 30, 2025. Copies of these filings are available online at https://www.sec.gov, http://lifewaykefir.com/investor-relations/, or on request from Lifeway. Lifeway expressly disclaims any obligation to update any forward-looking statements (including, without limitation, to reflect changed assumptions, the occurrence of anticipated or unanticipated events or new information), except as required by law.

Non-GAAP Financial Measures

This press release refers to Adjusted EBITDA, which is a financial measure that has not been prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), and may exclude items that are significant to understanding and assessing financial results. This non-GAAP measure is provided to enhance investors’ overall understanding of the Company’s financial performance. Non-GAAP financial measures should be considered as supplements to GAAP measures reported, should not be considered replacements for, or superior to, GAAP measures reported and may not be comparable to similarly named measures used by other companies. The Company’s calculation of non-GAAP financial measures may differ from methods used by other companies.

We are unable to reconcile our target fiscal year 2027 Adjusted EBITDA to projected net income, the most directly comparable projected GAAP financial measure, because certain information necessary to calculate such measures on a GAAP basis is unavailable or dependent on the timing of future events outside of our control. Due to this uncertainty, the Company cannot reconcile target fiscal year 2027 Adjusted EBITDA to the nearest GAAP financial measure without unreasonable effort.

Derek Miller

Vice President of Communications, Lifeway Foods
Email: derekm@lifeway.net

Perceptual Advisors

Dan Tarman

Email: dtarman@perceptualadvisors.com

General inquiries:

Lifeway Foods, Inc.

Phone: 847-967-1010

Email: info@lifeway.net

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LIFEWAY FOODS, INC. AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

December 31, 2025 and 2024

(In thousands)

	December 31,
	2025	2024
Current assets
Cash and cash equivalents	$5,571	$16,728
Accounts receivable, net of allowance for credit losses and discounts & allowances of $1,730 and $1,590 at December 31, 2025 and 2024, respectively	16,643	15,424
Inventories, net	11,890	8,678
Prepaid expenses and other current assets	2,627	2,144
Refundable income taxes	325	631
Total current assets	37,056	43,605

Property, plant and equipment, net	48,282	26,862
Operating lease right-of use asset	465	118
Goodwill	11,704	11,704
Intangible assets, net	5,818	6,358
Other assets	2,285	1,900
Total assets	$105,610	$90,547

Current liabilities
Accounts payable	$11,008	$10,401
Accrued expenses	5,413	5,103
Accrued income taxes	218	–
Total current liabilities	16,639	15,504

Operating lease liabilities	360	70
Deferred income taxes, net	2,792	3,062
Total liabilities	19,791	18,636

Commitments and contingencies (Note 9)	–	–

Stockholders’ equity
Preferred stock, no par value; 2,500 shares authorized; none issued	–	–
Common stock, no par value; 40,000 shares authorized; 17,274 shares issued; 15,232 and 15,100 shares outstanding at 2025 and 2024	6,509	6,509
Treasury stock, at cost	(13,214)	(14,052)
Paid-in capital	3,843	4,632
Retained earnings	88,681	74,822
Total stockholders’ equity	85,819	71,911

Total liabilities and stockholders’ equity	$105,610	$90,547

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LIFEWAY FOODS, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations

For the three months and twelve months ended December 31, 2025 and 2024

(In thousands, except per share data)

	Three Months Ended December 31,		Twelve months Ended December 31,
	2025	2024	2025	2024

Net sales	$55,361	$46,934	$212,496	$186,820

Cost of goods sold	39,106	34,273	150,850	135,400
Depreciation expense	892	764	3,440	2,846
Total cost of goods sold	39,998	35,037	154,290	138,246

Gross profit	15,363	11,897	58,206	48,574

Selling expenses	5,428	3,487	19,891	14,743
General and administrative	6,037	7,562	21,603	19,439
Amortization expense	135	135	540	540
Total operating expenses	11,600	11,184	42,034	34,722

Income from operations	3,763	713	16,172	13,852

Other income (expense):
Interest expense	(21)	(3)	(77)	(105)
Fair value loss on investment	(75)	–	(95)	–
Gain on sale of investment	–	–	3,407	–
Gain (loss) on sale of property and equipment	–	(11)	–	(8)
Other income	50	77	279	230
Total other income (expense)	(46)	63	3,514	117

Income before provision for income taxes	3,717	776	19,686	13,969

Provision for income taxes	1,176	936	5,827	4,944

Net income (loss)	$2,541	$(160)	$13,859	$9,025

Net earnings (loss) per common share:
Basic	$0.17	$(0.01)	$0.91	$0.61
Diluted	$0.16	$(0.01)	$0.89	$0.60

Weighted average common shares outstanding:
Basic	15,230	14,857	15,200	14,769
Diluted	15,577	15,060	15,539	14,956

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LIFEWAY FOODS, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Cash Flows

For the Years Ended December 31, 2025 and 2024

(In thousands)

	2025	2024

Cash flows from operating activities:
Net income	$13,859	$9,025
Adjustments to reconcile net income to operating cash flow:
Depreciation and amortization	3,980	3,386
Stock-based compensation	1,947	2,446
Non-cash interest expense	19	17
(Gain) loss on sale of equipment	(115)	8
Gain on sale of investments	(3,407)	–
Fair value loss on investment	96	–
Deferred income taxes	(270)	61
(Increase) decrease in operating assets:
Accounts receivable	(1,219)	(1,550)
Inventories	(3,212)	426
Prepaid expenses and other current assets	151	(125)
Refundable income taxes	306	(631)
Increase (decrease) in operating liabilities:
Accounts payable	238	156
Accrued expenses	(1,643)	217
Accrued income taxes	218	(474)
Net cash provided by operating activities	10,948	12,962

Cash flows from investing activities:
Purchases of property and equipment	(27,361)	(6,697)
Proceeds from sale of equipment	115	15
Proceeds from sale of investments	5,206	–
Net cash used in investing activities	(22,040)	(6,682)

Cash flows from financing activities:
Repayment of note payable	–	(2,750)
Payment of deferred financing costs	(65)	–
Net cash used in financing activities	(65)	(2,750)

Net (decrease) increase in cash and cash equivalents	(11,157)	3,530
Cash and cash equivalents at the beginning of the period	16,728	13,198
Cash and cash equivalents at the end of the period	$5,571	$16,728

Supplemental cash flow information:
Cash paid for income taxes, net of (refunds)	$5,588	$5,987
Cash paid for interest	$58	$98
Non-cash investing activities
Accrued purchase of property and equipment	$774	$407
Right-of-use assets obtained in exchange for lease obligations	$426	$–

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